Contact: Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation

(323) 210-5311

For Immediate Release

JENNE K. BRITELL AND DANIEL C. LIEBER APPOINTED
TO AAMES FINANCIAL CORPORATION BOARD OF DIRECTORS

Los Angeles, California, June 13, 2001 Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, today announced that Jenne K. Britell, Ph.D. has been appointed to the Company's Board of Directors and Audit Committee. The Company also announced that Daniel C. Lieber was appointed to the Company's Board of Directors and Compensation Committee.

Dr. Britell, 59, is chairman and chief executive officer of Structured Ventures, Inc., a private company engaged in financial and management restructuring, disposition and liquidation of portfolio companies for venture capital firms and financial institutions in both U.S. and foreign markets. Dr. Britell fills the vacancy left on the Company's Board of Directors by the resignation of Cary Thompson. Dr. Britell was also appointed as the third member of the Company's Audit Committee, joining Stephen E. Wall and David H. Elliott.

Earlier, Dr. Britell held several senior positions at GE Capital, the Financial Services subsidiary of General Electric. She served most recently as executive vice president of Global Consumer Finance and President of Global Commercial and Mortgage Banking. Previously, she had been President and Chief Executive Officer of GE Capital, Central and Eastern Europe; earlier, as President and Chief Executive Officer, she had led the turnaround of GE Mortgage Services. Prior to joining GE, Dr. Britell was Executive Vice President, Chief Lending Officer, and General Manager, Mortgage Banking, of Dime Bancorp.

"Dr. Britell's impressive experience and knowledge will be a valuable addition to our Board of Directors," said A. Jay Meyerson, Chief Executive Officer. "I would like to welcome Dr. Britell to the Aames family and express our thanks to Cary for his many years of service to the Company."

Dr. Britell also served as Chairman and Chief Executive Officer of HomePower, Inc., where she was a senior advisor to many national and international corporations, including Chase, Dime, MONY, the Central European Development Corp., the Polish-American Enterprise Fund and the World Bank. During that period, she also served as the founding chairman and chief executive officer of the Polish-American Mortgage Bank, in Warsaw, Poland.

Dr. Britell holds both her M.S. (business administration) and Ph.D. from Columbia University. She received her M.A. and B.A., with honors, from Harvard University.

Dr. Britell is also a director of Crown Cork & Seal Company, Inc. and Lincoln National Corporation, as well as of CentraLink, Circles, and the U.S.-Russia Investment Fund.

Dr. Britell is a trustee of the Philadelphia Orchestra, the Curtis Institute of Music, Children's Crisis Treatment Center, the Franklin Institute, and a member of the board of advisors of the University of Pennsylvania Medical School Institute on Aging. She is also a former Trustee of TIAA-CREF.

Daniel C. Lieber, 38, is a partner of Equifin Capital Partners LLC. Mr. Lieber, through Equifin, has been involved with the Company since the February 1999 investment in the Company by Specialty Finance Partners, an entity controlled by Capital Z Financial Services Fund II, L.P.

"Dan and his partners at Equifin continue to play a vital role in the Company's ongoing turnaround strategy," Meyerson said. "Dan's industry experience as well as his involvement with the Company over the past few years gives him a unique perspective which will be a valuable addition to our Board."

Prior to joining Equifin, Mr. Lieber was Senior Vice President of Business Development for AT&T Capital / Newcourt Credit Group, one of the largest commercial finance and leasing companies in the world. At AT&T Capital, Mr. Lieber developed a company-wide restructuring initiative and led several strategic business assessment and acquisition integration efforts.

Before joining AT&T Capital, Mr. Lieber was Senior Vice President of Business Development of Retailer Financial Services Ventures Group, a unit of GE Capital Corporation. During his tenure at GE Capital, Mr. Lieber was responsible for leading mergers and acquisition and venture initiatives in the specialty finance and outsourcing services industry sectors.

For the first ten years of his career, Mr. Lieber was a management consultant specializing in strategy development and change management. Mr. Lieber was a senior member of the Management Consulting Group of Bankers Trust, responsible for overseeing reengineering, strategy development, and risk management initiatives across a broad range of financial service businesses. Prior to joining Bankers Trust, Mr. Lieber worked for Bain & Company a global strategy consulting firm, in their Boston and London offices.

Mr. Lieber has a BSE from the Wharton School and earned his MBA with distinction from the Wharton School where he was designated a Palmer Scholar. Mr. Lieber is also a director of Lending Tree, a Capital Z portfolio company.

Mr. Lieber fills the vacancy on the Company's Board of Directors left by the resignation of Adam Mizel. Mr. Lieber will also replace Mr. Mizel on the Company's Compensation Committee.

Aames Financial Corporation is a leading home equity lender, and at March 31, 2001 operated 99 retail Aames Home Loan offices and 5 regional wholesale loan centers nationwide.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.